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                                                                     EXHIBIT 5.1




November 9, 2001

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, CA 92626

Ladies and Gentlemen:

            We are acting as special counsel to ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-67376) (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the registration of up to $525,000,000 aggregate principal amount of 6-1/2% Convertible Subordinated Notes due 2008 (the "Notes") of the Company issued pursuant to an Indenture, dated July 18, 2001 (the "Indenture"), by and between the Company, Ribapharm Inc., a Delaware corporation, and The Bank of New York, as trustee (the "Trustee") and shares (the "Conversion Shares") of common stock, par value $0.01 per share, of the Company, issuable upon conversion of the Notes pursuant to the terms of the Indenture. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

            In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

            In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

            Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

            (a) The Notes are valid and binding obligations of the Company; and
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            (b) The Conversion Shares have been duly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the terms of the Notes and Indenture, will be validly issued, fully paid and non-assessable.

            The opinions expressed above are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws affecting creditors' rights and remedies generally and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

            We express no opinion as to the validity or binding effect of any provision of the Indenture relating to any purported waiver, release, variation of rights, or other agreement of similar effect (all of the foregoing, collectively, a "Waiver") by the Company to the extent such a Waiver is limited by provisions of applicable law (including judicial decisions) or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions).

            We express no opinion as to the indemnity, contribution or exculpation provisions of the Indenture.

            We express no opinion as to the validity or binding effect of any provision of the Indenture relating to choice of governing law to the extent that such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York.

            We express no opinion as to the validity or binding effect of any provision of the Indenture purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

            We express no opinion as to the enforceability of any provision of the Indenture specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement.

            The opinions expressed herein are limited to the laws of the United States of America and the laws of the State of New York and, to the extent relevant to the opinion expressed above, the General Corporation Law of the State of Delaware, as currently in effect together with applicable provisions of the Constitution of the State of Delaware and relevant decisional law. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if
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we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                       Very truly yours,


                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                       By:  /s/  Jeffrey Bagner
                                           ------------------------------------
                                           Jeffrey Bagner